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                      UGI UTILITIES INC. AND SUBSIDIARIES
           COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                  AND PREFERRED STOCK DIVIDENDS - EXHIBIT 12.2
                             (THOUSANDS OF DOLLARS)


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

                                                     Six
                                                    Months
                                                     Ended                       Year Ended September 30,
                                                   March 31,     --------------------------------------------------------------
                                                      1998           1997            1996             1995             1994
                                                 ------------    ------------    ------------      -----------    -------------
EARNINGS:
Earnings before income taxes                       $  57,773       $  63,275       $  61,717        $  39,759       $   41,244
Interest expense                                       8,607          16,696          15,921           16,632           16,482
Amortization of debt discount and expense                 99             176             173              206              187
Interest component of rental expense                     797           1,887           1,838            1,604            1,344
                                                 ------------    ------------    ------------      -----------    -------------
                                                   $  67,276       $  82,034       $  79,649        $  58,201       $   59,257
                                                 ============    ============    ============      ===========    =============

COMBINED FIXED CHARGES AND PREFERRED
      STOCK DIVIDENDS:
Interest expense                                   $   8,607       $  16,696       $  15,921        $  16,632       $   16,482
Amortization of debt discount and expense                 99             176             173              206              187
Allowance for funds used during
      construction (capitalized interest)                 21             114             107               65              136
Interest component of rental expense                     797           1,887           1,838            1,604            1,344
Preferred stock dividend requirements                  1,382           2,764           2,765            2,778            1,356
Adjustment required to state preferred stock
      dividend requirements on a pretax basis            823           1,754           1,685            1,164            1,018
                                                 ------------    ------------    ------------      -----------    -------------
                                                   $  11,729       $  23,391       $  22,489        $  22,449       $   20,523
                                                 ============    ============    ============      ===========    =============
Ratio of earnings to combined fixed charges
      and preferred stock dividends                     5.74            3.51            3.54             2.59             2.89
                                                 ============    ============    ============      ===========    =============
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